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                                                                    Exhibit 99.1

Evergreen Resources Increases Proved Reserves 47%

Reserve Value More Than Triples

DENVER--Oct. 9, 2000--Evergreen Resources, Inc. (NYSE:EVG) today reported that the company's proved reserves have increased 47% since year-end 1999 to 822 billion cubic feet (Bcf) of natural gas as of September 1, 2000.

The increase is due to both Evergreen's successful drilling results this year and to the company's $176-million acquisition of producing properties in the Raton Basin from an affiliate of Kansas City Power & Light Company.

The September 1 reserve estimate represents an increase of 263 Bcf over the December 31, 1999, estimate of 559 Bcf. An estimated 153 Bcf of gas reserves was attributed to Evergreen's September 1 property purchase in the Raton Basin. Independent petroleum engineering consultants Resource Services International, Inc. audited the September 1 estimate of all of Evergreen's reserves, specifically including the reserves attributable to the company's recent property acquisition. Netherland Sewell & Associates, Inc. audited the reserve estimate, without including the property acquisition.

Natural gas in the southern Colorado portion of the Raton Basin constitutes all of Evergreen's net proved reserves, 62% of which were classified as developed as of September 1, 2000. During the first eight months of 2000, Evergreen drilled 73 wells. The company anticipates that it will drill a total of approximately 100 wells in the Basin this year.

The above reserve estimates include the properties that were subject to a previously reported preferential right to purchase, which was not exercised by the third party. Evergreen closed on this portion of the acquisition last week, which represented approximately 20% of the $176-million purchase price.

The present value of estimated future net revenues from Evergreen's proved reserves, discounted at 10%, was $1.17 billion as of September 1, 2000, representing an increase of 252% from the $331.4 million reported at December 31, 1999. The calculation for the September 1, 2000, reserve estimate was based on an unescalated average net gas price of $4.00 per thousand cubic feet (Mcf), which was based on prevailing market prices on September 1. The year-end 1999 estimate used an unescalated net gas price of $2.01 per Mcf.

Evergreen President and CEO Mark S. Sexton stated: "The combination of higher natural gas prices and reserve increases from acquisition and development has led to a huge rise in Evergreen's current reserve value. Given the volatile history of natural gas prices, present value calculations were also performed using other price-case scenarios. Using an unescalated net gas price of $3.00 per Mcf, Evergreen's PV10 came to $843 million. At $3.50 per Mcf, our PV10 reserve value would have been $1.03 billion as of September 1."
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Evergreen Resources is an independent energy company engaged in the exploration, development, production, operation and acquisition of oil and gas properties.
The company's current operations are principally focused on developing and expanding its coal bed methane properties in the Raton Basin in southern Colorado. Evergreen also holds exploratory acreage onshore in the United
Kingdom, in northern Chile and in northwest Colorado.

This press release contains forward-looking statements within the meaning of federal securities laws, including forward-looking statements regarding Evergreen's natural gas reserves, the present value of its reserves, and its production. These statements are subject to various uncertainties. Actual results could differ materially from these forward-looking statements as a result of a variety of risks, including, among others, risks that production and reserve estimates are inaccurate or gas prices change such that reserves become uneconomic. Accordingly, there can be no assurance that actual results will be as projected in these forward-looking statements.

Contact:

     Evergreen Resources Inc., Denver
     John B. Kelso, Manager -- Investor Relations
     Kevin R. Collins, VP Finance & CFO
     Mark S. Sexton, President & CEO
     303/298-8100
     www.evergreen-res.com